Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2016

- Record Annual Revenues and Earnings

- Acquisitions Contributed $97 Million to Annual Revenues

- Management Optimistic 2017 Will Be Another Strong Year

Columbus, Ohio, February 27, 2017 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights

•	Net revenue increased 22.2% to $234 million

•	Net income increased 19.3% to $11 million

•	Adjusted EBITDA* increased 26.9% to $30 million

•	Net income per diluted share increased 16.7% to $0.35

•	Adjusted net income per diluted share* increased 29.4% to $0.44

•	In October 2016, acquired East Coast Insulators, a provider of installation service to residential and commercial customers with two locations in Virginia, and trailing-twelve month revenues of approximately $20 million

•	In November 2016, acquired M.G.D. Inc., a provider of garage doors and services to residential and commercial customers with one location in Indiana, and trailing-twelve month revenues of approximately $1 million

•	In November 2016, acquired 3R Products & Services, LLC, an installer of shower doors, shelving, and mirrors to residential homebuilders in the greater Indianapolis, Indiana market, and trailing-twelve month revenues of approximately $5 million

Recent Developments

•	In January 2017, closed the previously announced acquisition of Trilok Industries, Inc., Alpha Insulation and Waterproofing, Inc., and Alpha Insulation and Waterproofing Company, a provider of waterproofing, insulation, fireproofing, and fire stopping services to commercial contractors with nine locations throughout the southern U.S., and trailing-twelve month revenues of approximately $89 million

“IBP achieved many milestones during 2016 including record revenues and earnings, the addition of nearly $100 million in acquired revenues, and the announcement of the acquisition of Alpha Insulation and Waterproofing, the largest acquisition we have made to date,” stated Jeff Edwards, Chairman and Chief Executive Officer. “I am extremely pleased with these accomplishments, which have improved our competitiveness and further enhanced our residential and commercial growth opportunities. For the year, total revenues increased 30.2% to a record $863 million driven by single family sales growth of 28.2% and exceptionally strong multi-family sales growth of 54.1%. This growth was due to our nationwide presence in many of the country’s strongest housing markets, our focus on customer service, outstanding customer relations, and the dedication of our team.

“The New Year is off to a great start and I am happy we were able to close the Alpha acquisition in early January. Alpha is an accretive acquisition that allows us to quickly expand and diversify our presence into the commercial end-market. Commercial sales represented approximately 12% of IBP’s 2016 revenues and, as 2017 benefits from the addition of Alpha, we expect a greater proportion of our revenues will be from this market. Our residential and commercial markets are showing continued signs of expansion and we are optimistic these trends will remain throughout 2017. As a result, we expect 2017 to be another strong year of revenue and earnings growth.”

Fourth Quarter 2016 Results Overview

For the fourth quarter of 2016, net revenue was $234.0 million, an increase of 22.2% from $191.5 million in the fourth quarter of 2015. On a same branch basis, net revenue improved 10.6% from the prior year quarter, with approximately 52% of the increase attributable to growth in the number of completed jobs, and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 25.5% to $68.4 million from $54.5 million in the prior year quarter. Gross margin expanded to 29.2% from 28.4% in the prior year quarter, primarily due to higher revenue and a more profitable mix of business.

Selling and administrative expense, as a percentage of net revenue, was 19.8% compared to 19.4% in the prior year quarter. The increase in selling and administrative expenses was primarily due to higher costs needed to support the company’s organic and acquisition growth. The company also incurred higher public company compliance costs, primarily associated with the transition to a large accelerated filer.

Net income was $11.1 million, or $0.35 per diluted share, compared to $9.3 million, or $0.30 per diluted share in the prior year quarter. Adjusted net income was $13.9 million, or $0.44 per diluted share, compared to $10.7 million, or $0.34 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods, and includes an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA was $29.8 million, a 26.9% increase from $23.5 million in the prior year quarter, largely due to higher gross profit. Adjusted EBITDA, as a percentage of net revenue, grew 40 basis points to 12.7%, compared to 12.3% in the prior year quarter.

Full Year 2016 Results Overview

For the year ended December 31, 2016, net revenue was $863.0 million, an increase of 30.2% from $662.7 million in 2015. On a same branch basis, net revenue improved 15.6% from the prior year, with approximately 56% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix. Same branch residential revenue increased 15.3% as compared to a 9.5% increase in total completions.

Gross profit improved 34.1% to $252.4 million from $188.3 million in the prior year. Gross margin expanded to 29.3% from 28.4% in the prior year. Selling, general and administrative expense, as a percentage of net revenue, was 20.3% compared to 20.7% in the prior year.

Net income was $38.4 million, or $1.23 per diluted share, compared to $26.5 million, or $0.85 per diluted share in the prior year. Adjusted net income was $48.4 million, or $1.54 per diluted share, compared to

$31.9 million, or $1.02 per diluted share in the prior year. Adjusted net income adjusts for the impact of non-core items in both periods, and includes an addback for non-cash amortization expense related to acquisitions.

For the full year of 2016, adjusted EBITDA was $104.8 million, a 47.3% increase from $71.2 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, improved to 12.1%, or 140 basis points, compared to 10.7% in the prior year. Operating income was $66.1 million, a 46.9% increase from $45.0 million in the prior year. The incremental Adjusted EBITDA margin on same branch revenue growth was 22.2% (please refer to the Supplementary Tables at the end of this Press Release).

Conference Call and Webcast

The Company will host a conference call and webcast on February 27, 2017 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 27, 2017, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13655039.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services in 2017. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income and Adjusted Net Income per diluted share. The reasons for the use of these measures of Adjusted EBITDA and Adjusted Net Income, reconciliations of Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted share to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net revenue	$233,977	$191,499	$862,980	$662,719
Cost of sales	165,623	137,031	610,532	474,426

Gross profit	68,354	54,468	252,448	188,293
Operating expenses
Selling	13,429	10,426	49,667	37,702
Administrative	32,794	26,769	125,472	99,375
Amortization	3,081	2,173	11,259	6,264

Operating income	19,050	15,100	66,050	44,952
Other expense
Interest expense	1,571	1,084	6,177	3,738
Other	15	(1,072)	263	(716)

Income before income taxes	17,464	15,088	59,610	41,930
Income tax provision	6,383	5,801	21,174	15,413

Net income	$11,081	$9,287	$38,436	$26,517

Basic and diluted net income per share	$0.35	$0.30	$1.23	$0.85

Weighted average shares outstanding:
Basic	31,323,600	31,298,163	31,301,887	31,298,163
Diluted	31,396,857	31,334,569	31,363,290	31,334,569

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	As of December 31,
	2016	2015
ASSETS

Current assets
Cash	$14,482	$6,818
Accounts receivable (less allowance for doubtful accounts of $3,397 and $2,486 at December 31, 2016 and 2015, respectively)	128,466	103,198
Inventories	40,229	29,337
Other current assets	9,214	10,879

Total current assets	192,391	150,232
Property and equipment, net	67,788	57,592
Non-current assets
Goodwill	107,086	90,512
Intangibles, net	86,317	67,218
Other non-current assets	8,513	8,018

Total non-current assets	201,916	165,748

Total assets	$462,095	$373,572

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$17,192	$10,021
Current maturities of capital lease obligations	6,929	8,411
Accounts payable	67,921	50,867
Accrued compensation	18,212	14,488
Other current liabilities	19,851	13,635

Total current liabilities	130,105	97,422
Long-term debt	134,235	113,214
Capital lease obligations, less current maturities	8,364	12,031
Deferred income taxes	14,239	14,582
Other long-term liabilities	21,175	21,840

Total liabilities	308,118	259,089
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2016 and 2015, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 32,135,176 and 31,982,888 issued and 31,484,774 and 31,366,328 shares outstanding at December 31, 2016 and 2015, respectively	321	320
Additional paid in capital	158,581	156,688
Retained earnings (accumulated deficit)	7,294	(31,142)
Treasury Stock; at cost: 650,402 and 616,560 shares at December 31, 2016 and 2015, respectively	(12,219)	(11,383)

Total stockholders’ equity	153,977	114,483

Total liabilities and stockholders’ equity	$462,095	$373,572

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$38,436	$26,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	23,571	16,975
Amortization of intangibles	11,259	6,264
Amortization of deferred financing costs and debt discount	383	264
Provision for doubtful accounts	2,928	919
Write-off of debt issuance costs	286	—
Gain on sale of property and equipment	(254)	(409)
Gain on bargain purchase	—	(1,116)
Noncash stock compensation	1,894	2,116
Deferred income taxes	(605)	(1,515)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(18,760)	(17,526)
Inventories	(8,677)	(2,846)
Other assets	2,803	823
Accounts payable	12,400	(2,511)
Income taxes payable/receivable	1,484	3,592
Other liabilities	6,118	3,000

Net cash provided by operating activities	73,266	34,547

Cash flows from investing activities
Purchases of property and equipment	(27,013)	(27,305)
Acquisitions of businesses, net of cash acquired of $2,181 and $926, respectively	(53,312)	(84,274)
Proceeds from sale of property and equipment	691	634
Other	37	(420)

Net cash used in investing activities	(79,597)	(111,365)

Cash flows from financing activities
Proceeds from revolving line of credit under credit agreement applicable to respective period	37,975	149,350
Payments on revolving line of credit under credit agreement applicable to respective period	(37,975)	(149,350)
Proceeds from term loan under credit agreement applicable to respective period	100,000	50,000
Payments on term loan under credit agreement applicable to respective period	(51,875)	(24,688)
Proceeds from delayed draw term loan under credit agreement applicable to respective period	12,500	50,000
Payments on delayed draw term loan under credit agreement applicable to respective period	(50,000)	—
Proceeds from vehicle and equipment notes payable	22,948	21,334
Debt issuance costs	(1,238)	(758)
Principal payments on long term debt	(5,849)	(4,088)
Principal payments on capital lease obligations	(8,598)	(9,674)
Acquisition-related obligations	(3,057)	(3,151)
Repurchase of common stock	—	(6,100)
Surrender of common stock by employees	(836)	—

Net cash provided by financing activities	13,995	72,875

Net change in cash	7,664	(3,943)
Cash at beginning of year	6,818	10,761

Cash at end of year	$14,482	$6,818

Supplemental disclosures of cash flow information
Net cash paid during the year for:
Interest	$5,342	$3,287
Income taxes, net of refunds	18,929	13,493
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	3,737	3,379
Seller obligations in connection with acquisition of businesses	4,459	13,180
Unpaid purchases of property and equipment included in accounts payable	775	220

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net income, as reported	$11,081	$9,287	$38,436	$26,517
Adjustments for adjusted net income:
Write-off of capitalized loan costs	—	—	286	—
Share based compensation expense	362	584	1,894	2,116
Acquisition related expenses	989	460	2,320	1,149
Legal settlements and reserves	—	104	—	104
Amortization expense [1]	3,081	2,173	11,259	6,264
Gain on bargain purchase	—	(1,116)	—	(1,116)
Tax impact of adjusted items at marginal tax rate [2]	(1,640)	(816)	(5,831)	(3,151)

Adjusted net income	$13,873	$10,676	$48,364	$31,883

Weighted average shares outstanding (diluted)	31,396,857	31,334,569	31,363,290	31,334,569

Diluted net income per share, as reported	$0.35	$0.30	$1.23	$0.85
Adjustments for adjusted net income, net of tax impact, per diluted share [3]	0.09	0.04	0.31	0.17

Diluted adjusted net income per share	$0.44	$0.34	$1.54	$1.02

[1]	Addback of all non-cash amortization resulting from business combinations
[2]	Normalized tax rate of 37.0% applied to each period in 2016 and 2015
[3]	Includes adjustments related to the items noted above, net of tax

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA:

Net income (GAAP)	$11,081	$9,287	$38,436	$26,517
Interest expense	1,571	1,084	6,177	3,738
Provision for income taxes	6,383	5,801	21,174	15,413
Depreciation and amortization	9,411	7,276	34,830	23,239
Gain on bargain purchase	—	(1,116)	—	(1,116)

EBITDA	28,446	22,332	100,617	67,791

Acquisition related expenses	989	460	2,320	1,149
Share based compensation expense	362	584	1,894	2,116
Legal settlements and reserves	—	104	—	104

Adjusted EBITDA	$29,797	$23,480	$104,831	$71,160

Adjusted EBITDA margin	12.7%	12.3%	12.1%	10.7%

INSTALLED BUILDING PRODUCTS, INC. SUPPLEMENTARY TABLE (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Period-over-period Growth
Sales Growth	22.2%	31.8%	30.2%	27.9%
Same Branch Sales Growth	10.6%	14.8%	15.6%	11.7%

Single-Family Sales Growth	21.4%	34.5%	28.2%	30.7%
Single-Family Same Branch Sales Growth	7.7%	18.1%	13.5%	13.6%

Residential Sales Growth	23.0%	32.8%	30.1%	29.9%
Residential Same Branch Sales Growth	9.9%	15.3%	15.3%	12.7%

U.S. Housing Market [1]
Total Completions Growth	13.2%	8.5%	9.5%	9.5%
Single-Family Completions Growth	15.3%	4.8%	14.0%	4.6%

Same Branch Sales Growth
Volume Growth	5.5%	7.3%	8.8%	5.7%
Price/Mix Growth	5.1%	7.5%	6.8%	6.0%

[1]	U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2016	% Total	2015	% Total	2016	% Total	2015	% Total
Revenue Increase

Same Branch	$20,294	47.8%	$21,464	46.4%	$103,406	51.6%	$60,603	41.9%
Acquired	22,184	52.2%	24,765	53.6%	96,855	48.4%	84,096	58.1%

Total	$42,478	100.0%	$46,229	100.0%	$200,261	100.0%	$144,699	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA

Same Branch	$4,054	20.0%	$4,856	22.6%	$22,983	22.2%	$14,116	23.3%
Acquired	2,263	10.2%	3,387	13.7%	10,687	11.0%	13,032	15.5%

Total	$6,317	14.9%	$8,243	17.8%	$33,670	16.8%	$27,148	18.8%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net